Exhibit 107

Calculation of Filing Fee Table

F-4

(Form Type)

Hypebeast Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees To Be Paid	-	-	-		-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares(4)(5)	457	(c)	22,040,800	US$10.03	US$220,959,020	US$0.0000927	US$20,483
		Total Offering Amounts					US$220,959,020
		Total Fees Previously Paid							US$20,483
		Net Fee Due							US$0

(1)	All securities being registered will be issued by Hypebeast Limited, a Cayman Islands exempted company (“Hypebeast” or the “Company”), in connection with the Merger Agreement described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of Hypebeast WAGMI Inc., a Delaware corporation and wholly-owned subsidiary of Hypebeast (“Merger Sub”) with and into Iron Spark I Inc., a Delaware corporation (“ISAA”). ISAA will be the surviving entity and become a wholly-owned subsidiary of Hypebeast (the “Surviving Corporation”) (collectively, the “Business Combination”). As a result of the Business Combination, each ISAA share of common stock issued and outstanding immediately prior to the effective time of the Merger Agreement (other than the ISAA Redeeming Shares) will be canceled and automatically converted into the right to receive, without interest, one Hypebeast Ordinary Share.

(2)	Based on the average of the high (US$10.05) and low (US$10.00) prices of ISAA Class A common stock on the Nasdaq Capital Market on April 14, 2022, which is within five business days prior to the date of the first public filing of the registration statement on Form F-4.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.

(4)	Represents Hypebeast Ordinary Shares issuable in exchange for outstanding ISAA share of common stock pursuant to the Business Combination.

(5)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.